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Cincinnati Financial Corporation

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CINCINNATI FINANCIAL CORPORATION

Mailing Address:	P.O. BOX 145496 CINCINNATI, OHIO 45250-5496 (513) 870-200

March ___, 2008
2008 SHAREHOLDER MEETING NOTICE AND PROXY STATEMENT
To the Shareholders of Cincinnati Financial Corporation:
You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 3, 2008, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:
1.	Electing one director for a term of two years and four directors for terms of three years,
2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2008,
3.	Amending the company’s Code of Regulations to provide express authority for uncertificated shares,
4. Transacting such other business as may properly come before the meeting.
Shareholders of record at the close of business on March ___, 2008, are entitled to vote at the meeting.
Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice, over the Internet or by telephone, as promptly as possible. You also may request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient and saves your company significant postage and processing costs.
Your Internet or telephone vote must be received by 11:59 p.m. Eastern Daylight-saving Time on May 2, 2008, to be counted in the final tabulation. Your interest and participation in the affairs of the company are appreciated.

/S/ Kenneth W. Stecher Kenneth W. Stecher Secretary

This proxy statement, the Annual Report, Form 10-K and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March ___, 2008

6200 S. Gilmore Road, Fairfield, Ohio 45014-5141

About This Proxy Statement
The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board directs management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.
2008 Proxy Statement
The following topics are discussed in this proxy statement:
Page

•	Business to Be Conducted at the Meeting
•	Electing one director for a term of two years and four directors for terms of three years

•	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2008

•	Amending the Code of Regulations
•	Security Ownership of Principal Shareholders and Management
•	Information Regarding Nondirector Executive Officers
•	Information Regarding the Board of Directors
•	Audit-Related Matters
•	Report of the Audit Committee

•	Fees Billed by the Independent Registered Public Accounting Firm

•	Services Provided by the Independent Registered Public Accounting Firm
•	Compensation of Named Executive Officers and Directors
•	Report of the Compensation Committee

•	Compensation Discussion and Analysis and Related Compensation Data
•	Conclusion
Annual Report and Annual Report on Form 10-K
The board is committed to full, fair, accurate, timely and clear disclosure in our periodic reports and other public statements. Under new rules from the Securities and Exchange Commission (SEC) this year, we will make proxy materials and our annual report available to our shareholders on the Internet. To announce their availability, we are sending a Notice that tells how to easily obtain them online or through the mail. The Notice also provides instructions on proxy voting for matters before shareholders, whether online, by telephone or through the mail.
We are offering the same types of information about our company as in prior years, but on a different schedule. As each item is published, it appears online in an integrated annual report format. Many items will be available to you earlier than you received them in the past, because you no longer have to wait until all sections of our annual report are printed.
To ease the transition for shareholders accustomed to paper annual report and proxy mailings, your company is electing this year to mail information beyond the new requirements. We will send a second Notice in April with a proxy card to simplify voting by mail. It will be followed by a mailing of this Proxy

Statement with a Chairman’s and President’s Letter, with financial statements and comments on our outlook for 2008 and beyond.
With your Notice card in hand to find your individualized and secure Control Number, you may visit www.investoreconnect.com to view the Proxy Statement and 2007 Annual Report, request printed copies of these materials or vote. Shareholders and other interested individuals also may view these and other materials by visiting the Investor section of www.cinfin.com. Shareholders can choose to receive information via electronic delivery.
You can obtain our 2007 Annual Report on Form 10-K as filed with the SEC at no cost in several different ways. You may access and print the document online from the Investors section of www.cinfin.com. You may ask that a copy be mailed to you by contacting the secretary of Cincinnati Financial Corporation or directly requesting it from Shareholder Services. Please see [insert URL] for details.

About the Annual Meeting
Who is soliciting my vote? — The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2008 Annual Meeting of Shareholders.
Who is entitled to vote? — Shareholders of record at the close of business on March ___, 2008, may vote.
How many votes do I have? — You have one vote for each share of common stock you owned on March ___, 2008.
How many votes can be cast by all shareholders? —                      outstanding shares of common stock can be voted as of the close of business on March ___, 2008.
How many shares must be represented to hold the meeting? — A majority of the outstanding shares, or                     , must be represented to hold the meeting.
How many votes are needed to elect directors and to approve the proposals? — Directors are elected and our independent registered public accounting firm is ratified if affirmative votes cast for the director or to approve the proposal are at least a majority of the stock present or represented at the meeting and casting a vote on the matter. The proposal to amend the company’s Code of Regulations will be approved if affirmative votes cast for the proposal are at least a majority of the company’s outstanding common stock.
How do I vote? — Shareholders may vote by proxy, whether or not you attend the meeting, in one of three ways:
•	Internet — Please follow the instructions on the First and Second Notices that instruct you to visit www.investoreconnect.com to complete an electronic proxy card. You will need the Control Number given on the Notices. The deadline for Internet voting is 11:59 p.m., Eastern Daylight-saving Time, May 2, 2008.

•	Telephone — Please follow the instructions on the First and Second Notices that instruct you to call the toll-free telephone number provided with the Notices. You will need the Control Number given on the Notices. The deadline for telephone voting is 11:59 p.m., Eastern Daylight-saving Time, May 2, 2008.

•	Mail — Please complete, sign, date and return the proxy card provided as part of our Second Notice. You also may request a proxy card by following the instructions on the First or Second Notices.
If I prefer to vote by mail, where do I locate my proxy card? — This year, if you hold shares directly in your name, your proxy card will arrive with our Second Notice. The proxy card is not enclosed with the proxy statement. If you cannot locate the card, you may obtain another by calling                                         .
Can I change my vote or revoke my proxy? — Yes. Just cast a new vote by Internet or telephone or send in a new signed proxy card with a later date. If you hold your Cincinnati Financial common stock certificates directly in your name, you may send a written notice of revocation to the secretary of the company. If you hold your Cincinnati Financial common stock certificates directly in your name and attend the annual meeting, you also may choose to vote in person at the meeting. To do so, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.
What if I vote “abstain?” — A vote to abstain has no effect on the votes required to elect directors or ratify our independent registered public accounting firm. A vote to abstain has the same effect as a vote against the proposal to amend the Code of Regulations.
Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? — If your shares are registered in your name, the answer is no. If your shares are registered in the name of a bank, broker or other nominee and you do not direct your nominee as to how to vote your shares, NASDAQ rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. Routine matters at the 2008 annual meeting include the election of directors and ratification of the independent registered public accounting firm. Routine matters do not include the proposed amendment to the Code of Regulations. If a bank, broker or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker non-votes) will be counted as present in determining whether we have a quorum but will not be counted for the purpose of determining the number of votes cast for the proposed amendment to the Code of Regulations. In other words, a broker non-vote is effectively a “No” vote.
How are the votes counted? — Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the results. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy.
Could other matters be decided at the meeting? — We do not know of any matters to be considered at the annual meeting other than the election of directors, ratification of the company’s independent registered public accounting firm and amendment of the Code of Regulations, as described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.
Who can attend the meeting? — The meeting is open to all interested parties.
Can I listen to the meeting if I cannot attend in person? — If you have access to the Internet, you can listen to a live webcast of the meeting. Instructions will be available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay will be available on the Web site within two hours after the close of the meeting.

Business to Be Conducted at the Meeting
Election of Directors
The board of directors currently consists of 13 directors divided into three classes, and each year shareholders elect the directors in one class to serve terms of three years. The term of office of five of the directors expires as of the 2008 Annual Meeting of Shareholders. To balance our classes, one nominee is standing for election to a term of two years.
The board of directors recommends a vote FOR Larry R. Webb as director to hold office until the 2010 Annual Meeting of Shareholders and Kenneth C. Lichtendahl, W. Rodney McMullen, Thomas R. Schiff and John F. Steele, Jr. as directors to hold office until the 2011 Annual Meeting of Shareholders and until their successors are elected.
We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all five nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.
See Information Regarding the Board of Directors, Page___, for more information on our board and its members.
Management’s Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm
The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2008.
Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.
Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2008 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.
To ratify the appointment of Deloitte & Touche LLP, a majority of votes cast at the meeting must be voted for the proposal.
The board of directors recommends a vote FOR the proposal to ratify appointment of the independent registered public accounting firm.
See Audit-Related Matters, Page ___, for more information on our independent registered public accounting firm.
Management’s Proposal to Amend Cincinnati Financial Corporation’s Code of Regulations
At its meeting on August 10, 2007, the board of directors voted to recommend to shareholders that the company provide for express authorization for uncertificated shares as required by NASDAQ listing standards by amending Article IV of the Code of Regulations as follows:
“Article IV, Section 1. Form. If shares are represented by certificates, certificates for shares of the Corporation shall be in such form as the board of directors may, from time to time, approve. The Board of Directors may provide that some or all of any or all classes and series of the Corporation’s shares shall be uncertificated shares, provided that such authorization shall not apply to shares represented by a certificate until the certificate is surrendered to the corporation and that the authorization shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to division (A) of Section 1701.25 of the Ohio Revised Code.”
Our company’s shares are traded on the NASDAQ Global Select Market and the company is therefore required to comply with all applicable NASDAQ listing standards. Beginning January 1, 2008, all equity securities listed on NASDAQ were required to be eligible for Direct Registration System (DRS). A DRS allows an investor to establish a book-entry securities position on the books of the issuer. That position can be used to electronically transfer that securities position between the transfer agent and the broker-dealer through facilities administered by a registered clearing agency, such as a securities depository. The book-entry position can be established either through the issuer’s transfer agent or through the investor’s broker-dealer. Cincinnati Financial Corporation intends to continue offering physical share certificates, unless otherwise requested by a shareholder.
The SEC has stated that a DRS provides for “more accurate, quicker and more cost-efficient transfers; faster distribution of sale proceeds; reduced number of lost or stolen certificates and a reduction in the associated certificate replacement costs.”
Under applicable Ohio law, a corporation’s board of directors may authorize the issuance of uncertificated securities under prescribed circumstances, unless the Articles of Incorporation or Regulations provide otherwise. Our company currently is authorized to issue uncertificated securities and complies with the applicable NASDAQ listing requirement even though our Articles of Incorporation and Code of Regulations presently do not expressly address this issue. We believe it is prudent to amend the Code of Regulations to provide express authority for uncertificated shares. Amending the Code of Regulations requires the affirmative vote of a majority of the outstanding shares.
Adoption of this proposal to amend the Code of Regulations requires the affirmative vote of the holders of at least a majority of the company’s outstanding common stock. Abstentions and broker non-votes will therefore have the same effect as votes against the proposal. Proxies for common shares solicited by the board will be voted FOR the proposal unless shareholders specify a contrary choice in their proxies. The board of directors recommends a vote FOR the amendment to the Code of Regulations.
Security Ownership of Principal Shareholders and Management
Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of February 28, 2008. John J. Schiff, Jr. and Thomas R. Schiff are directors of the company.

Title		Amount and Nature of	Footnote	Percent
of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Reference	of Class

Common stock	John J. Schiff, Jr., CPCU
Cincinnati Financial Corporation
6200 South Gilmore
Fairfield, OH 45014

Common stock	Thomas R. Schiff Cincinnati Financial Corporation 6200 South Gilmore Fairfield, OH 45014

John J. Schiff, Jr., and Thomas R. Schiff are brothers.

The outstanding common shares beneficially owned by each other director and nondirector executive officers as of February 28, 2008, are shown below:

	Amount and Nature of	Footnote	Percent
Name of Beneficial Owner	Beneficial Ownership	Reference	of Class

Other Directors
William F. Bahl, CFA, CIC
James E. Benoski
Gregory T. Bier
Dirk J. Debbink
Kenneth C. Lichtendahl
W. Rodney McMullen
Gretchen W. Price
Douglas S. Skidmore
John F. Steele, Jr.
Larry R. Webb, CPCU
E. Anthony Woods

Nondirector Executive Officers
Donald J. Doyle, Jr., CPCU, AIM
Craig W. Forrester, CLU
Martin F. Hollenbeck, CFA, CPCU
Thomas A. Joseph, CPCU
Eric N. Mathews, CPCU, AIAF
Larry R. Plum, CPCU, ARe
David Popplewell, FALU, LLIF
Jacob F. Scherer, Jr.
Joan O. Shevchik, CPCU, CLU
Kenneth W. Stecher
Charles P. Stoneburner III, CPCU, AIM
Timothy L. Timmel

All directors and nondirector executive
officers as a group (25 individuals)
Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.
(Footnotes)
Section 16(a) Beneficial Ownership Reporting Compliance
Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of Exchange Act. Those individuals are required by the SEC regulations to furnish the company with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2007, all Section 16(a) filing requirements were satisfied on a timely basis except for the following:
Eric N. Mathews exchanged 491 free and clear shares at $42.37 per share to fund the exercise of 1,020 nonqualified stock options at an exercise price of $20.37 per share on March 15, 2007. The Form 4 filed on March 16, 2007 reporting the exercise did not address the disposition of the 491 shares funding the exercise. The disposition of the 491 shares was reported in a Form 4 filed on March 22, 2007.
John F. Steele, Jr. purchased 3,570 shares in the open market at $39.92 per share on August 15, 2007 and reported the transaction in a Form 5 filed on February 1, 2008.

Information Regarding Nondirector Executive Officers
Executive officers are elected to one-year terms at the annual meetings of the boards of directors of the company and its subsidiaries. Unless otherwise indicated, each executive officer has served continuously since first elected to that position. For each nondirector executive officer, listed below are principal positions held currently and over the past five years in the company, our lead property casualty insurance subsidiary, and other subsidiaries when the officer serves as president. Cincinnati Financial owns 100 percent of its four subsidiaries: The Cincinnati Insurance Company, CFC Investment Company, CinFin Capital Management Company and CSU Producer Resources Inc. The Cincinnati Insurance Company leads the property casualty group and owns 100 percent of its four subsidiaries: The Cincinnati Casualty Company, The Cincinnati Indemnity Company, The Cincinnati Specialty Underwriters Insurance Company and The Cincinnati Life Insurance Company. Some executive officers also serve on various subsidiary boards.

	Primary Title(s) and Business
	Responsibilities since February 2003 in	Executive
Nondirector Executive Officer	Cincinnati Financial Corporation and	Officer
(ages and titles as of February 28, 2008)	Subsidiaries	since

Donald J. Doyle, Jr., CPCU, AIM (41)	Senior vice president since 2004 of The Cincinnati Insurance Company. Vice president until 2004 of The Cincinnati Insurance Company. Responsible for excess and surplus lines operations.	2008

Craig W. Forrester, CLU (49)	Senior vice president of The Cincinnati Insurance Company. Responsible for information technology systems.	2003

Martin F. Hollenbeck, CFA, CPCU (48)	President and chief operating officer since 2008 of CinFin Capital Management Company. President since 2008 of CFC Investment Company. Vice president since 2005 of The Cincinnati Insurance Company. Assistant vice president until 2005. Responsible for investment operations, leasing and asset management services.	2008

Thomas A. Joseph, CPCU (52)	Senior vice president of The Cincinnati Insurance Company. Responsible for commercial lines underwriting operations except machinery and equipment.	2003

Eric N. Mathews, CPCU, AIAF (52)	Vice president, assistant secretary and assistant treasurer of Cincinnati Financial Corporation. Senior vice president of The Cincinnati Insurance Company. Responsible for property casualty accounting.	2001

Larry R. Plum, CPCU, ARe (61)	President of The Cincinnati Casualty Company. Senior vice president of The Cincinnati Insurance Company. Responsible for personal lines underwriting operations, meetings and travel.	1988

David H. Popplewell, FALU, LLIF (64)	President and chief operating officer of The Cincinnati Life Insurance Company. Responsible for life insurance operations.	1997

Jacob F. Scherer, Jr. (55)	Senior vice president of The Cincinnati Insurance Company. Responsible for sales and marketing, including relationships with independent agencies.	1995

	Primary Title(s) and Business
	Responsibilities since February 2003 in	Executive
Nondirector Executive Officer	Cincinnati Financial Corporation and	Officer
(ages and titles as of February 28, 2008)	Subsidiaries	since

Joan O. Shevchik, CPCU, CLU (57)	Senior vice president of The Cincinnati Insurance Company. Responsible for corporate communications.	2003

Kenneth W. Stecher (61)	Executive vice president since 2006, chief financial officer, secretary and treasurer of Cincinnati Financial Corporation. Chairman and executive vice president since 2006, chief financial officer, and secretary of The Cincinnati Insurance Company. Senior vice president until 2006 of Cincinnati Financial Corporation and The Cincinnati Insurance Company. Mr. Stecher is the principal accounting officer.	1999

Charles P. Stoneburner II, CPCU, AIM (56)	Senior vice president since 2008 of The Cincinnati Insurance Company. Vice president until 2008. Assistant vice president until 2005. Secretary until 2004. Responsible for field claims operations.	2008

Timothy L. Timmel (59)	Senior vice president of The Cincinnati Insurance Company. Responsible for operations areas including corporate communications, education and training, field claims, government relations, legal and personnel.	1997
Information Regarding the Board of Directors
The board of directors currently consists of 13 directors divided into three classes, and each year the directors in one class are elected to serve terms of three years. This means that shareholders generally elect one-third of the members of the board of directors annually. The term of office of five directors expires as of the 2008 Annual Meeting of Shareholders.
According to the Sixth Article of the company’s Articles of Incorporation, the three classes of the company’s directors must be of nearly equal size, with no class having more than one more director than any other class. Because two directors retired in 2007, lowering the size of the board to 13 directors, the classes became unbalanced with five directors whose terms expire in 2008 and 2009 and three directors whose terms expire in 2010. To rebalance the classes, of the five directors with terms expiring in 2008, one director, Larry R. Webb, is nominated for election to a term of two years expiring 2010 and four directors are nominated for election to terms of three years expiring 2011.
For each nominee for election to the office of director and each current director whose term does not expire at this time, listed below are principal business positions held currently and over the past five years. Some directors also serve on various subsidiary boards.
Nominees for Directors for Terms Expiring 2011 (ages and titles as of February 28, 2008)

Kenneth C. Lichtendahl (59)	Director since 1988. President, chief executive officer and director of Tradewinds Beverage Company, based in Cincinnati.

W. Rodney McMullen (47)	Director since 2001. Vice chairman since 2003 of The Kroger Co., based in Cincinnati. Executive vice president until 2003 of strategy, planning and finance.

Thomas R. Schiff (60)	Director since 1975. Chairman, chief executive officer and agent of John J. & Thomas R. Schiff & Co. Inc., a privately owned independent insurance agency based in the Cincinnati area. Chief executive officer of Lightborne Properties, Lightborne Communications and Lightborne Publications, media companies based in the Cincinnati area.

John F. Steele, Jr. (54)	Director since 2005. Chairman since 2004 and chief executive officer of Hilltop Basic Resources Inc., a family owned aggregates and ready-mixed concrete supplier to the construction industry, based in the Cincinnati area. President until 2004. Director since 2006 of Smook Bros. (Thompson) Inc.
Nominee for Director for Term Expiring 2010 (age and title as of February 28, 2008)

Larry R. Webb, CPCU (52)	Director since 1979. President, director, a principal owner and agent of Webb Insurance Agency Inc., a privately owned independent insurance agency based in Lima, Ohio.
Continuing Directors for Terms Expiring 2010 (ages and titles as of February 28, 2008)

Gregory T. Bier, CPA (Ret.) (61)	Director since 2006. Former managing partner (retired), Cincinnati office of Deloitte & Touche LLP.

Dirk J. Debbink (52)	Director since 2004. Chairman since 2007 of MSI General Corporation, a design/build construction firm based in Oconomowoc, Wisconsin. President until 2007. Rear Admiral, Reserve Deputy Commander and Chief of Staff, U.S. Pacific Fleet; and, since 2007, Deputy Chief of U.S. Navy Reserve.

Douglas S. Skidmore (45)	Director since 2004. Chief executive officer since 2003, president and director of Skidmore Sales & Distributing Company Inc., a family-owned, full-service distributor and broker of quality industrial food ingredients, based in the Cincinnati area. Chief executive officer since 2006 of Essex Grain Products Inc., a subsidiary of Skidmore Sales & Distributing Company Inc. Managing partner since 2004, Mustang Real Estate Holdings LLC.
Continuing Directors for Terms Expiring 2009 (ages and title as of February 28, 2008)

William F. Bahl, CFA, CIC (56)	Director since 1995. Chairman of Bahl & Gaynor Investment Counsel Inc., based in Cincinnati. Trustee until 2006 of The Preferred Group of Funds. Director since 2005 of LCA-Vision Inc.

James E. Benoski (69)	Director since 2000. President since 2006, chief insurance officer since 2004 and vice chairman of Cincinnati Financial Corporation and The Cincinnati Insurance Company, a subsidiary of the company. Chief operating officer since 2006 of Cincinnati Financial Corporation. Chief executive officer since 2006 of The Cincinnati Insurance Company; senior vice president — headquarters claims until 2006.

Gretchen W. Price (53)	Director since 2002. Chief financial officer since 2008 of philosophy inc., an international skin care and cosmetics company, based in Phoenix, Arizona. Vice president until 2008 of go-to-market reinvention for global operations of Procter & Gamble, based in Cincinnati. Vice president until 2007 of finance and accounting for global operations.

John J. Schiff, Jr., CPCU (64)	Director since 1968. Chairman, chief executive officer and, until 2006, president of Cincinnati Financial Corporation. Director and, until 2006, chairman, president and chief executive officer of The Cincinnati Insurance Company. Director of John J. & Thomas R. Schiff & Co. Inc., a privately owned independent insurance agency; Fifth Third Bancorp; and The Standard Register Company; all Cincinnati-area companies.

E. Anthony Woods (67)	Director since 1998. Chairman and chief executive officer of SupportSource LLC, a healthcare consulting firm. Chairman of Deaconess Associations Inc., a healthcare holding company based in Cincinnati. Chairman since 2006 and director since 2004 of LCA-Vision Inc.

Meetings of the Board of Directors
Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In May 2007, all of the company’s then 15 directors attended the Annual Meeting of Shareholders. The board of directors of the company met seven times and the executive committee of the board met five times during 2007. The directors met in executive session four times during 2007. All directors attended at least 80 percent of the board and committee meetings of which they are members.
Corporate Governance
Codes of Conduct and Committee Charters
On February 1, 2008, the board of directors re-adopted the Corporate Governance Guidelines, the Code of Ethics for Senior Financial Officers and the Code of Conduct. Charters for the audit, compensation, executive and nominating committees of the board have been updated and re-approved within the last four months. The guidelines, codes and charters are available on our Web site at www.cinfin.com.
Communicating with the Board
Shareholders may direct a communication to board members by sending it to the attention of the secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the secretary of the company to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately under most circumstances. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or investment accounts) where there may be privacy concerns or other issues.
In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.
Board Composition and Director Independence
Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner, other than a limited partner, controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.
Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of NASDAQ. The board has determined that these directors and nominees meet the applicable criteria for independence as of February 1, 2008: William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods. When making its determination as to Mr. Bier, the board considered the fact that a subsidiary of the company employs two of his adult children and a daughter-in-law in non-officer positions, and determined that these relationships presented no material conflict of interest and would not affect his ability to exercise his independent judgment in his role as a director. Following the re-election of the directors included in this proxy, a majority (nine) of the 13 directors would meet the applicable criteria for independence under the listing standards of NASDAQ.

Standing Committees of the Board of Directors
The board of directors has five standing committees. Current committee assignments are noted below. The board of directors will review committee assignments at its meeting on May 3, 2008. Charters for the audit, compensation, executive and nominating committees are available on our Web site at www.cinfin.com.
Audit Committee — The purpose of the audit committee is to oversee the process of accounting and financial reporting, audits and financial statements of the company. The committee met four times during the last year. The report of the audit committee begins on Page       .
Seven independent directors serve on the audit committee: William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr. Each of these individuals meets the NASDAQ standards for audit committee member independence and also is independent for purposes of Section 10A-3 of the Exchange Act. Further, Mr. Bahl, Mr. Bier and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by NASDAQ for financial expertise.
Compensation Committee — The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors and officers, including its principal executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The committee met five times during the last year. The report of the compensation committee begins on Page       .
Four independent directors serve on the compensation committee: Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods.
Executive Committee — The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. The committee met five times during the last year.
Seven directors serve on the executive committee: William F. Bahl, James E. Benoski, Dirk J. Debbink, W. Rodney McMullen, John J. Schiff, Jr. (chair), Larry R. Webb and E. Anthony Woods. Independence requirements do not apply to the executive committee.
Investment Committee — The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. The committee met 10 times during the last year.
Seven directors serve on the investment committee: William F. Bahl, Gregory T. Bier, James E. Benoski, W. Rodney McMullen, John J. Schiff, Jr. (chair), Thomas R. Schiff and E. Anthony Woods. Richard M. Burridge, CFA, a former director, serves as an adviser to the committee. Independence requirements do not apply to the investment committee.
Nominating Committee — The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees compliance with the corporate governance policies for the company. The committee met three times during the last year.
Four independent directors serve on the nominating committee: William F. Bahl (chair), Kenneth C. Lichtendahl, Gretchen W. Price and Douglas S. Skidmore.
Consideration of Director Nominees
The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee’s goal is to nominate candidates who contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:
•	Demonstrated character and integrity

•	An ability to work with others

•	Sufficient time to devote to the affairs of the company

•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy
The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.
In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals, serving alongside independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.
Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the established criteria and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input.
Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board. The committee recommended no new director nominees in 2007.
The nominating committee considers qualified candidates referred by shareholders for nomination as director. Information about such a candidate should be provided in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on our Web site at www.cinfin.com. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership, and also the board’s independence requirements. Such information should be provided by August 1 to receive appropriate consideration for the annual meeting held in the following year. The nominating committee does not differentiate among candidates based on the source of the nomination. Since the 2007 annual shareholders’ meeting, no fees were paid to any third party to identify, evaluate, or assist in identifying and evaluating potential nominees.
Certain Relationships and Transactions
The audit committee follows a written policy for review and approval of transactions involving the company and “related persons” (directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock.) The policy covers any related transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.
Policy. Related person transactions must be approved by the audit committee. As it examines individual transactions for approval, the committee considers:
•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

•	Whether the transaction would impair the independence of a director

•	Whether the transaction would be fair

•	Any other factor the committee deems appropriate
Procedure. Consideration of transactions with related parties is a regular item on the committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase the company’s insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions pre-approved.
The following transactions in 2007 with related persons were determined to pose no actual conflict of interest and approved by the committee pursuant to its policy:
Michael Brown was a director of Cincinnati Financial Corporation (until May 5, 2007) and a director and president of Cincinnati Bengals Inc. that purchased property and casualty insurance from our insurance subsidiary for premiums totaling $380,405. Cincinnati Bengals Inc. paid $177,883 to Cincinnati Financial Corporation’s registered investment adviser subsidiary for investment advisory services. Cincinnati Financial Corporation and our subsidiaries made payments to Cincinnati Bengals Inc. for tickets and suite rental in the amount of $141,400.
John J. Schiff, Jr. is chairman of the board and chief executive officer of Cincinnati Financial Corporation, and a director of The Cincinnati Insurance Company, The Cincinnati Indemnity Company, The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and CFC Investment Company. John J. Schiff, Jr. and Thomas R. Schiff, also a director of Cincinnati Financial Corporation, are principal owners and directors of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. commissions of $6,226,453. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $        . John J. & Thomas R. Schiff & Co. Inc. purchased group health coverage from our insurance subsidiary for a premium of $122,737 and paid rent to the company in the amount of $122,445 for office space located in the headquarters building.
J.F. Scherer is the senior vice president of the sales and marketing department of Cincinnati Financial Corporation’s insurance subsidiaries. Mr. Scherer’s father is the president of the B.F. Scherer Insurance Agency Inc. In November 2007, Cincinnati Financial purchased 9,905 shares of Cincinnati Financial Corporation common stock at the market price of $401,499 from the B.F. Scherer Insurance Agency Inc.
John M. Shepherd was a director of Cincinnati Financial Corporation (until May 5, 2007) and chairman, chief executive officer and a principal owner of The Shepherd Chemical Company. Mr. Shepherd, The Shepherd Chemical Company and its subsidiary and affiliated entities purchased property and casualty insurance from our insurance subsidiaries for premiums totaling $676,987.
Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director, chief executive officer and president of Skidmore Sales & Distributing Company Inc. that purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $342,914.
Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $614,689. Mr. Webb is a beneficiary of The E. Perry Webb Marital Trust from which Cincinnati Financial purchased 193,740 shares of Cincinnati Financial Corporation common stock at the market price of $8,195,625 in September 2007.
A brother of Timothy L. Timmel, an executive officer, is a secretary of the company’s property casualty insurance subsidiary and manager of workers’ compensation claims in the Headquarters Claims department with 30 years of experience in both the Field Claims and Headquarters Claims departments. In 2007, Mr. Timmel’s brother earned compensation consisting of salary, cash bonus, stock-based compensation and perquisites totaling $158,566. The amount of compensation was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Audit-Related Matters
Report of the Audit Committee
The committee has not yet issued its report. The company will include the report in its definitive proxy statement.
by the audit committee:
William F. Bahl, Gregory T. Bier, Dirk J. Debbink, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr.
Fees Billed by the Independent Registered Public Accounting Firm
The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2007.

	Twelve Months Ended December 31,
	2007	2006

Audit Fees	$2,145,000	$2,185,000
Audit-related Fees	212,027	287,122
Tax Fees	329,777	379,796

Deloitte & Touche LLP Total Fees	$2,686,804	$2,851,918

Services Provided by the Independent Registered Public Accounting Firm
All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2007 and 2006, all services rendered by the independent registered accounting firm were pre-approved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the pre-approval requirement described in the audit committee charter.
Under the pre-approval policy, the audit committee pre-approves specific services related to the primary service categories of audit services, audit-related services, tax services, and other services. A “one-time” pre-approval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of non-audit services specified under the policy requiring pre-approval may include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed upon procedures, Global Investment Performance Standards audits, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, and allowable actuarial reviews and assistance.

Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the pre-approval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.
Audit Fees — These are fees for professional services performed by the independent registered public accounting firm for the audit of the company’s annual financial statements; audit of management’s assessment of internal control over financial reporting; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-related Fees — These are fees for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include: employee benefit plan audits; examination of Global Investment Performance Standards assertions; and information systems expense reviews.
Tax Fees — These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance and preparation including review of our tax returns and related research as well as IRS audit assistance. In addition to these items, less than $      of the tax fees in 2007 were related to tax advice, planning or consulting. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.
Compensation of Named Executive Officers and Directors
Report of the Compensation Committee
The committee has not yet issued its report. The company will include the report in its definitive proxy statement.
Submitted by the compensation committee:
Kenneth C. Lichtendahl, W. Rodney McMullen (chair), Gretchen W. Price and E. Anthony Woods
Compensation Committee Interlocks and Insider Participation
In 2007, no executive officer of our company served on the board of directors or compensation committee of any entity that compensates any member of the company’s compensation committee.
Until his retirement from the board at the May 2007 Annual Meeting of Shareholders, Michael Brown was a director of Cincinnati Financial Corporation and a director and president of Cincinnati Bengals Inc. John J. Schiff, Jr., chairman and chief executive officer of Cincinnati Financial Corporation, was a director of Cincinnati Bengals Inc. Cincinnati Bengals Inc. has no compensation committee. During the year ended December 31, 2007, Cincinnati Financial Corporation and our subsidiaries paid Cincinnati Bengals Inc. for tickets and suite rental in the amount of $141,400. Cincinnati Bengals Inc. purchased property and casualty insurance from our insurance subsidiaries with annualized premiums of $380,405, and paid fees to our registered investment advisor subsidiary of $177,883.
Compensation Discussion and Analysis
The following discussion and analysis contains statements regarding individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Cincinnati Financial Corporation’s compensation programs and should not be understood to be statements of management’s expectations, outlook, estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. We encourage investors to read our Annual Report on Form 10-K for more comprehensive discussion of our expectations for company performance, as well as factors we have identified as risks to our ability to achieve our targets.
Introduction
The compensation committee of the board of directors (committee) is responsible for determining compensation for the executive officers named in the Summary Compensation Table, Page       (named executive officers). The committee endeavors to ensure that overall compensation paid to the named executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward and retain the executive talent required to achieve our corporate objectives and increase shareholder value. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided or available to other executive officers, non-executive officers and full-time exempt associates. The key characteristics of our compensation program are:
•	We employ our executive officers “at will,” without severance agreements or employment contracts;

•	We align executive officer and shareholder financial interests and focus on the long term;

•	We can attract, motivate, reward and retain a talented and stable executive officer staff;

•	We consider competitive compensation practices and relevant factors without establishing targets for total compensation at specific benchmark percentiles;

•	We structure compensation so that a significant portion of the named executive officer’s compensation is realized only when we achieve certain performance measures and when our stock price increases;

•	We use thorough processes that include committee review of competitor and internal performance data, compensation practices and plans, management recommendations based on evaluations of individual and company performance; and

•	We rely on long-standing, consistently and appropriately applied practices with respect to the timing and pricing of grants of stock-based compensation.
Compensation Philosophy
Single profit center. Our compensation philosophy parallels our business philosophy. We view Cincinnati Financial Corporation as a single profit center in which all operating areas share responsibility for successes and challenges of the enterprise as a whole. Compensation decisions for named executive officers reflect the overall performance of the company as well as individual efforts to establish and maintain relationships with our independent agent customers and position our enterprise and our agents for profitable growth. These efforts produce cash flow from our insurance operations that we invest to obtain both current income and long-term capital appreciation. We believe consistent application of this strategy over the long term, rather than short-term actions, has driven and will continue to drive our operations and generate shareholder value.
Long-term focus. Our compensation practices match our business practices and are designed to achieve steady progress over the long term. We provide what we believe to be adequate and stable current compensation (salary and annual bonus) that generally increases incrementally over time and long-term compensation (equity grants) that generally links the value of that compensation to the performance of the company as a whole and to increases in shareholder value. Our long-term focus also permits us to make compensation decisions for our named executive officers based on our best judgment of the appropriateness of an individual’s actions and the progress achieved in the context of the current environment. This approach allows compensation to reflect progress toward long-term objectives, even when events or conditions in the company, industry or economy affect our reported financial results or when longer periods are required to show the effect of actions taken. We believe these compensation practices encourage named executive officers to maintain a long-term focus on appropriate selection, pricing and management of risk and business strategies, generating cash flow for investments through all insurance market cycles.
We believe long-term trends, seen over multiple reporting periods, generally are better indicators of performance and responsiveness to conditions. The committee places the greatest emphasis on book value growth to assess long-term trends. Book value growth captures both insurance and investment performance in a single measure that also reflects the benefits of our share repurchase program. We also measure average annual total return to shareholders, which captures both changes in the market price of our common stock and the steadily increasing cash dividends we have paid to shareholders. In keeping with our overall compensation philosophy, however, the committee does not employ a mechanical formula to directly tie compensation decisions to either book value growth or average annual total return to shareholders for any specific period of time.
Broad-based stock-compensation grants. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and named executive officers, but generally to all full-time exempt associates of the company. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the organization’s success. Although we do not have access to information about broker accounts, we estimate that approximately 90 percent of our current associates hold shares of Cincinnati Financial Corporation. Recently adopted stock ownership guidelines applicable to all directors and officers will help the committee monitor ownership for all directors and officers. A copy of our Director and Officer Stock Ownership Guidelines may be found at www.cinfin.com.
We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. Over the last two years, the grant date fair value of stock-based compensation has ranged from approximately 15 to 30 percent of the total amount of compensation set by the committee each year for named executive officers (salary, variable cash bonus, incentive cash bonus, and stock-based awards).
Benchmarking, compensation consultants and peer groups. We believe our business philosophies and strategies differentiate our company in many positive ways, while diminishing comparability to industry peer groups. Except by establishing targets for performance-based compensation under certain incentive plans, we do not tie compensation at any level to specific benchmarks or formulas.
We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. Our approach is to consider competitive compensation practices and relevant factors rather than establishing total compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market, when necessary, and provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future.
While we do not compare compensation of individual named executive officers with executives carrying similar titles across a peer group, the committee informally reviews peer group performance and compensation data to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. The committee traditionally has monitored corporate performance and compensation levels for the named executive officers of five other property casualty companies that are part of the Standard & Poor’s 1500 Composite Index (The Chubb Corporation, Ohio Casualty Corporation, Safeco Corporation, Selective Insurance Group, and The Travelers Companies Inc.)
Of the 30 property casualty companies included in that Index, the five we monitored were selected because they market their products through the same types of independent insurance agencies that represent our company and they provide both commercial lines and personal lines of insurance as we do. For 2006, the most recent year for which compensation data is available, cash compensation (base salary, variable cash bonus and non-equity incentive compensation) and total compensation paid to our named executive officers was 44 percent and 34 percent, respectively, of our peer group’s average for these measures. This comparison reinforces our belief that compensation paid to our named executive officers, as a group, is in the low range compared to our peer group. The same peer group is defined in and serves as the basis for one of three performance objectives in the Cincinnati Financial Corporation 2006 Incentive Compensation Plan (Incentive Compensation Plan). See Annual Incentive Bonus, Page      , for more information about this plan.
In 2008, the committee amended the peer group, replacing Ohio Casualty Corporation with       because Ohio Casualty merged with Liberty Mutual in 2007 and no longer reports data as a publicly traded company. The committee determined       was an appropriate replacement in the peer group because                    .
The committee does not employ compensation consultants. Historically, our chief executive officer has provided the committee with peer group performance and compensation data collected by the chief financial officer from publicly available proxy statements and Form 10-K filings. In 2006 and 2007, similar data was obtained from Equilar, an independent subscription service that automates the collection of such information.
Tax consequences. A goal of the committee is to maximize the company’s tax deductibility of compensation. The Cincinnati Financial Corporation 2006 Incentive Compensation and 2006 Stock Compensation Plans give the committee the ability to provide named executive officers with incentive bonuses and stock-based compensation based upon the achievement of pre-established performance targets that can increase our federal income tax deduction for compensation paid to those individuals. The committee reserves the right to award non-performance-based compensation to individual named executive officers above $1 million that is not tax deductible. Historically, the committee has not been concerned when non-performance-based compensation has modestly exceeded the $1 million limit imposed by Section 162(m) of the Internal Revenue Code because the compensation we pay to our named executive officers as a group is at the low end of the range of compensation paid by our peers. In 2007, a portion of the non-performance based compensation paid to Messrs. Schiff and Benoski was not tax deductible due to the value of de minimis perquisites and benefits and adjustments in base salary and annual cash bonuses in line with adjustments to salaries and annual cash bonuses for all of our exempt associates as a group. For information about how 2007 salaries and annual cash bonuses were determined, see Components of Compensation, Salary and Annual Bonus, Page      .
Employment agreements, change in control provisions and post-retirement benefits. We do not have employment agreements with any of our named executive officers who are all at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in a stable executive officer staff, including the named executive officers who average 31 years with the company.
We use a change in control provision only in our 2006 Stock Compensation Plan, which applies to all associates receiving awards under the plan, not just to executive officers. The change in control provision of that plan contains a “double trigger,” which requires both a change in control event, as defined in the plan, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the executive is actually or constructively discharged because of the change in control event. The committee granted awards under the 2006 Stock Compensation Plan beginning in 2007.
We occasionally provide post-retirement benefits to long-tenured, executive officer-level associates who continue to provide services to the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. We have no formal agreements with any of the current named executive officers for specific post-retirement benefits upon their future retirement. However, when a named executive officer retires, we may choose to provide him or her with modest cash compensation, office space, access to administrative support, and continuation of certain health and welfare benefits generally available to all associates in exchange for services rendered. In 2007, two associates who had previously retired from executive positions received one or more of the described benefits at a total cost to the company of less than $130,000.
Compensation Practices Summary
Role of executive officers. The chief executive officer makes recommendations to the committee for base salary and annual bonus compensation for the other named executive officers. The chief executive officer provides the committee with performance assessments of the named executive officers to support those recommendations. He also provides the committee with data sheets that summarize compensation history and the latest available peer group data. The chief executive officer’s recommendations for salary and annual bonus are based on his assessment, with input from the chief operating officer, of each individual’s performance and current compensation compared with changes in responsibilities during the year, if any, and his assessment of what the company can afford to pay based on the performance of the company in the current year.
Similarly, the chief executive officer recommends awards of stock-based compensation for the other named executive officers. All such compensation had been in the form of stock options until 2007 when awards of restricted stock units were added to the mix. At all levels of the organization, the number of stock options and restricted stock units recommended is generally determined by title or level of responsibility. The number of stock options awarded at all levels of the organization, including the named executive officers was unchanged for several years until 2007. On occasion, the chief executive officer has recommended deviations above an established grant level for individuals, following extraordinary events such as temporary assumption of another executive officer’s duties or outstanding performance on special projects.
The chief executive officer also may recommend material changes to compensation or to the mix of components of compensation at these times, or at any time during the year, in connection with promotions of other named executive officers.
Role of committee. The committee makes the final determination of base salary, annual bonus and awards of incentive and stock-based compensation for the chief executive officer and, taking into account the recommendations of the chief executive officer, for each the company’s other named executive officers.
The committee meets in the fourth quarter of each calendar year to set salaries for the upcoming year and award cash bonuses for the current year. It meets in the first quarter of the calendar year to grant stock-based and incentive compensation awards and consider the payment of any incentive compensation earned upon satisfaction of performance goals established in the prior year’s incentive compensation award grant.
In addition to the recommendations of the chief executive officer, the committee also considers its own experience with and information received from and about the named executive officers, including:
•	Interactions of the board and its committees with the named executive officers. The chief executive officer, chief operating officer and chief financial officer regularly attend board meetings and provide commentary on activities of the company as well as their areas of responsibility. Other named executive officers in operating positions make presentations to the board and otherwise have contact with board members from time to time.

•	The chief executive officer’s and the chief operating officer’s ongoing reports to the board and its committees about individual named executive officer activities and performance.

•	Business results and business unit results, including reports:
•	filed with the SEC,

•	provided regularly to the board by management, including non-public financial, insurance and investment performance summaries, and

•	provided to the board on an as-needed or as-requested basis.
The committee also informally considers specific financial and operational metrics for business segments, business units and other subsets of the organization. Management monitors and provides these reports to the directors, including committee members, on an ongoing basis. This information is shared with the board and the committee through a variety of channels. For example:
•	Comparisons of growth, profitability and selected other trends to averages for the entire property casualty industry or major subsets, such as the average for the commercial or personal lines insurance segments presented in our public filings. For statutory data, we most frequently rely on data prepared by A.M. Best Co., a worldwide insurance-rating and information agency. For data based on accounting principles generally accepted in the United States of America (GAAP), in 2006, we began to use information provided by SNL Financial LLC, a sector-specific information and research firm in the financial information marketplace.

•	Reports from and board discussions with our strategic planning officer regarding progress toward achievement of our corporate strategic goals.

•	Reports and board discussions with executive officers responsible for broad areas of our insurance, investment and operational activities, including our named executive officers, about management’s assessment of business unit and overall industry trends based on a variety of data monitored by the business units.
The committee does not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is the committee’s judgment of these factors along with competitive data and discussions with and recommendations from the chief executive officer, that form the basis for determining the compensation for the named executive officers in its normal deliberations and in executive session.
Following discussions with the chief executive officer, the committee acts to approve or adjust the current cash compensation recommendations for the other named executive officers. In executive session, the committee also establishes the current cash compensation for the chief executive officer. The committee chair is responsible for communicating to the chief executive officer the committee’s evaluation of the performance of the chief executive officer and the level of compensation approved for the chief executive officer.
Similarly, the committee acts on the chief executive officer’s recommendations for stock-based awards to the other named executive officers. Stock-based awards to the chief executive officer are determined in executive session. See Stock-Based Award Grant Practices, Page      , for details about how stock-based grants are made.
Throughout the year, the committee may act on the chief executive officer’s recommendations concerning material changes to compensation or changes to the mix of certain components of compensation for named executive officers in conjunction with promotions or changes in responsibilities. The chief executive officer’s compensation also is discussed in an executive session of the full board of directors.
Components of Compensation
The primary components of compensation are discussed below.
Base Salary and Annual Bonus
Non-incentive cash compensation for named executive officers consists of base salary and variable pay in the form of an annual cash bonus. Base salary reflects the requirements and responsibilities of each officer’s particular role, the performance of his current responsibilities and market conditions. Advancement in abilities, experience and responsibilities are recognized with increases in base salary. The change in the annual cash bonus reflects base salary, length of service, individual performance and company performance. While awards of cash bonuses are discretionary, we normally do not consider compensation in this form “at risk.” Practically, we evaluate each named executive officer’s base salary and annual cash bonus as a unit. In 2007, non-incentive cash compensation as a percentage of total compensation reported in the Summary Compensation Table ranged from 57 percent to 69 percent for individual named executive officers.
Amounts shown as salary in the Summary Compensation Table on Page       reflect adjustments to base salary made the preceding November as well as any adjustments during the calendar year made by the committee. Base salaries determined in November 2006 for 2007 remained level for Mr. Schiff, and increased 24.0 percent for Mr. Benoski, 20.6 percent for Mr. Stecher, 13.6 percent for Mr. Joseph and 12.5 percent for Mr. Scherer compared with increases determined in November 2005 for 2006 of 10.8 percent for Mr. Schiff, 11.5 percent for Mr. Benoski, 11.9 percent for Mr. Stecher, 4.2 percent for Mr. Joseph and 12.9 percent for Mr. Scherer. In May 2006, the committee increased annual base salaries for Mr. Benoski by $100,000, or 23.3 percent, and for Mr. Stecher by $50,000, or 12.3 percent, because of the expanded roles and increased responsibilities reflected in their promotions at the parent and subsidiary companies at that time.
Increases in annual cash bonuses awarded in November 2007 were 5 percent for all named executive officers compared with November 2006 increases of 24.5 percent for Mr. Benoski, 25.7 percent for Mr. Stecher, 15.8 percent for Mr. Joseph and 11.4 percent for Mr. Scherer. At year-end 2006, Mr. Schiff declined an increase in his base salary or cash bonus given his recommended increases in compensation for Messrs. Benoski and Stecher during 2006 and to offset a portion of the corresponding increase in compensation paid to the group of named executive officers.
In November 2007 the committee increased base salary for 2008 and the cash bonus for 2007 for the named executive officers by 4 percent and 5 percent respectively, coinciding with increases in the company-wide salary and bonus pool. The committee established these pools based on the company’s financial results at nine months, and projected trends through the end of the year. Satisfactory efforts to maintain profitability, increase new business and sustain policyholder retention in a soft market cycle tempered by the level of revenue growth and an expected reduction in book value at year-end, led the committee to establish a pool for annual salary increases at the same rate as in 2006 and lower the rate of increase of cash bonuses to 5 percent from 7 percent in 2006.
Annual Incentive Bonus
Under the Incentive Compensation Plan, the five most highly compensated named executive officers also are eligible to receive an award of up to $1 million in cash annually based on achievement of specific performance-based criteria. The compensation committee primarily intends to use the Incentive Compensation Plan to maximize the tax deductibility of cash compensation in excess of $1 million it wishes to award under the plan when performance goals are achieved, if any, and not as an additional element of compensation.
Under the plan, an incentive cash bonus may be awarded when the company achieves any two of the following performance goals:
•	A specified percentage increase in gross direct written premiums for the calendar year over those for the prior year (Gross direct written premium is insurance business written by our independent insurance agencies. It does not include premiums from assumed or ceded business, such as reinsurance or state pools, or premiums from annuities. The committee selected this measure of premium growth because it demonstrates the success of our agency-centered business activities);

•	A specified percentage increase in operating income for the calendar year over that of the prior year. (In calculating the company’s operating income, the effects of capital gains and losses and accounting changes shall not be considered nor will losses attributable to catastrophes that are assigned catastrophe numbers by the American Insurance Services Offices (now known as the Property Claim Services (PCS) unit of ISO).) (Because accounting changes and losses attributable to catastrophes are excluded from operating income as defined by the Incentive Compensation Plan, this measure differs from the “net income before realized investment gains and losses” or “operating income” measures that are provided in our quarterly earnings releases and other shareholder communications and reconciled to GAAP under Regulation G);

•	Exceeding the median annual percentage increase in earnings per share for the company’s peer group for the calendar year, including the effects of catastrophic losses, but excluding the effects of capital gains and losses and accounting changes. (Earnings per share as defined by the Incentive Compensation Plan is equivalent to the “net income before realized investment gains and losses before one-time items” or “operating income before one-time” measures that are provided in quarterly earnings releases and other shareholder communications and reconciled to GAAP under Regulation G).
These performance goals consider our key growth metric, property casualty insurance premiums, as well as overall performance excluding items that can distort results in the short-term, such as catastrophe losses, accounting changes and capital gains and losses. Exclusion of certain items like capital gains also eliminates the opportunity for named executive officers to make decisions they otherwise would not make merely to achieve payouts of awards, while exclusion of items like catastrophe losses from certain performance goal definitions focuses the named executive officers’ attention on appropriate events that are within their ability to control.
The target for payout is achievement of two of the three goals. The committee believes that the cyclical nature of the insurance business may result in years in which one of the goals may not be met, but the company may nevertheless produce superior performance for which it wishes to award incentive bonuses based on its achievement of the other two goals. For instance, in soft markets when direct written premium growth is difficult to achieve, the company may write very profitable business and otherwise operate its business to satisfy or exceed targets for operating income and earnings per share compared with the peer group. The “two out of three” target permits the annual incentive compensation award to be flexible and incent the named executive officer throughout all phases of the market cycle.
The level of award determined for incentive compensation grants under the plan are the maximum amounts the committee may choose to pay if the “two of three” target is achieved. Payout of awards is a two-step process. No payment may be authorized if the target is not achieved. If the target is achieved, the committee considers whether it will exercise its discretion to reduce the amount of or eliminate the award for any named executive officer in light of factors the committee deems appropriate, including each officer’s individual performance. Incentive bonuses under the plan are paid as soon as practical after payment of the award is authorized by the committee.
Shareholders approved the Incentive Compensation Plan in May 2006. Because it was not available to the committee for grants in the first 90 days of 2006, the period of time in which performance targets must be established to qualify as performance-based compensation under Section 162(m), all cash bonuses paid to the named executive officers in 2006 were discretionary. See Base Salary and Annual Bonus, Page       for information about cash bonuses.
The committee made grants under the Incentive Compensation Plan in March 2007. In setting the amounts and performance targets for the grants, the committee considered the current salary and projected levels of variable compensation for 2007 of each eligible named executive officer, industry trends and internal company projections for premium grown and profitability. The committee set targets applicable to all 2007 grants under the Incentive Compensation Plan for the two variable performance goals of a 1.5 percent increase in gross direct written premium and a 1.5 percent increase in operating income for grants in the amount of $400,000, $300,000, $150,000 and $100,000 to Messrs. Schiff, Benoski, Stecher and Scherer, respectively. As one of the five highest compensated officers in 2007, Mr. Joseph is eligible to participate in the plan beginning in 2008. The company’s performance versus these targets will be evaluated by the committee in early 2008 when performance data is available.
At its meeting in       2008, the committee set 2008 targets applicable to all grants under the Incentive Compensation Plan for the two variable performance goals of a       percent increase in gross direct written premium and a       percent increase in operating income and for grants in the amount of $      to      , respectively. The company’s performance versus these targets will be evaluated by the committee in early 2009.
Long-Term Stock-Based Compensation
Our longstanding policy is to strongly encourage stock ownership by all associates, not only the named executive officers. The named executive officers are eligible to receive stock-based awards under shareholder-approved stock-based compensation plans. In granting options and other stock-based compensation to the named executive officers, the committee intends not only to reward them for past service to the company, but also to develop executives who are shareholders with a stake in the future prosperity of the company and an incentive to remain employed by the company.
Until 2007, incentive stock-based awards were entirely in the form of stock options that vested in equal amounts over the three years following the date of grant, supporting the company’s long-term focus. Beginning in 2007, awards of performance-based restricted stock units that cliff vest after three years if performance targets are achieved were added to the mix of equity awards granted to the named executive officers. Stock-based awards granted to all associates in any year generally total less than 1.0 percent of total shares outstanding. In 2007, stock-based awards granted to the five named executive officers represented approximately 11.5 percent of all equity grants awarded that year and less than 0.1 percent of total shares outstanding.
Performance-based restricted stock units tie vesting of a portion of stock-based compensation to performance goals and also support the committee’s efforts to maximize the company’s federal income tax deduction for executive compensation. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally.
Historically, the committee made decisions about stock-based compensation based on the number of shares underlying the award, which remained constant year over year, rather than the cost of the awards in any given year. See the discussion under Stock-Based Award Grant Practices beginning on Page      . With the introduction of the restricted stock units in 2007, the number of stock options awarded was reduced to accommodate awards of restricted stock units. In determining the allocation of 2007 stock-based compensation between stock options and restricted stock units, the committee emphasized the following objectives:
•	Keep the overall cost to the company of stock-based compensation in line with the cost of stock-based compensation comprised only of stock options,

•	Continue to emphasize stock options that require associates to make a personal investment upon exercise, and

•	Award a sufficient number of restricted stock units that upon vesting will strengthen the associate’s ability to collateralize loans to exercise stock options and ability to satisfy applicable stock ownership guidelines.
Based on recommendations made by the chief executive officer and the chief financial officer, at its meeting on January 31, 2007, the committee granted stock-based awards under the 2006 Stock Compensation Plan and awarded both stock options and restricted stock units to the named executive officers as follows: 25,000 nonqualified stock options and 6,100 performance-based restricted stock units each to Messrs. Schiff and Benoski and 7,500 nonqualified stock options and 1,850 performance-based restricted stock units each to Messrs. Stecher, Joseph, and Scherer. See 2007 Grant of Plan-Based Awards table, Page      , for details about these awards.
Under the terms of the 2007 awards of performance-based restricted stock units, the named executive officers’ restricted stock units will vest on March 1, 2010, if the sum of “operating income” for the three calendar years ending December 31, 2007, through December 31, 2009, equals or exceeds 315 percent of “operating income” for calendar-year 2006.
At its meeting on February      , 2008, the committee granted stock-based awards in the form of both stock options and restricted stock units to the named executive officers as follows:
Under the terms of the 2008 awards of performance-based restricted stock units, the named executive officers’ restricted stock units will vest
For purposes of these performance-based restricted stock unit awards, the definition of “operating income” is the same as the definition of “operating income” in the Cincinnati Financial Corporation 2006 Incentive Compensation Plan discussed above.
The three-year performance period for awards of restricted stock units reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If the restricted stock units vest, the award is paid in shares of common stock, one share for each restricted stock unit. For performance-based restricted stock units, the committee expects to set targets that it considers are achievable, but that will require a slight stretch, based on market conditions and the current insurance industry environment at the time of grant.
Additionally, named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Bonus Plan, which awards one share of common stock to each full-time associate for each year of service up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.
Stock-Based Award Grant Practices
In awarding stock options and other forms of stock-based compensation, the committee follows certain general precepts:
•	Timing — The committee has historically granted stock-based compensation awards to named executive officers at approximately the same date every year, at its first regularly scheduled meeting of the calendar year. This meeting is scheduled to occur within the two weeks preceding the first meeting of the board of directors that occurs in the last week of January or first week of February each year.

Although this schedule has led to stock-based grants during the period immediately before the announcement of year-end results, the committee believes the consistency of this practice eliminates concerns over the timing.

•	Option Exercise Price — All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards in 2007 and 2008 under the 2006 Stock Compensation Plan and Stock Option Plan VII, fair market value is defined as the average of the high and low sale price on NASDAQ on the grant date. For stock options granted before 2007 under Stock Option Plan VI and earlier plans, the fair market value is defined as the closing price on NASDAQ on the business day prior to the grant date. The grant date is the date of the committee meeting at which the grant is made. Fair market value for awards under the 2003 Director Stock Plan and the Holiday Stock Bonus Plan is the average of the high and low sale price on NASDAQ on the grant date. The committee does not delegate timing or pricing of stock-based awards to management.

•	Procedure — The chief executive officer recommends tiers of stock-based awards for each level of responsibility throughout the organization, based on job titles. Managers participate in the stock-based award process by confirming which full-time associates at each level they believe should be eligible for a stock-based award. The number of shares may be adjusted for individuals or groups after committee deliberations and ultimately is determined and granted by the committee. The committee does not delegate authority to management to grant stock options or other stock-based awards.
Retirement Benefits
The named executive officers participate in two retirement plans.
Tax-qualified defined benefit plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit plan available to all full time associates. To become a member of the Retirement Plan, associates must be at least 21 years of age and have worked at least 1,000 hours in a 12-month period. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness and military duty and some periods of disability. The maximum amount of service that may be earned under the Retirement Plan is 40 years. Vesting is 100 percent after five years of service and there are no deductions for Social Security or other offset amounts.
The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.
Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The annual benefit payment is the greater of the following two calculated amounts:
The first calculated amount is the sum of:
1.	0.45 percent per year of the member’s highest five-year average earnings for the first 15 years of service, plus

2.	1.35 percent per year of the member’s highest five-year average earnings up to $35,000 for the first 15 years of service, plus the sum of:
a.	0.6 percent per year of the member’s highest five-year average earnings for years 16 through 40 plus

b.	1.8 percent of the member’s highest five-year average earnings up to $35,000 for years 16 through 40.
The second calculated amount is the sum of:
1.	0.9 percent per year of the member’s highest five-year average earnings for the first 15 years of service plus

2.	1.2 percent per year of the member’s highest five-year average earnings for years 16 through 40.
The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:
•	Single life only

•	Single life only with 60-month or 120-month guarantee

•	Joint and 50 percent contingent annuitant

•	Joint and 66.67 percent contingent annuitant

•	Joint and 100 percent contingent annuitant

•	Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit, but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of the single life annuity alternative. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.
Supplemental Retirement Plan. The second retirement plan in which the named executive officers participate is The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.
The SERP is a non-tax-qualified plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited and there is no limit on number of years of service.
The SERP is integrated with Social Security. The integration level is equal to the average of the integration levels for the period of the member’s employment, using wages paid, with a maximum of $6,000 for years beginning before 1976 and wages subject to Social Security tax for all years after 1976.
The pension benefit under the SERP is payable only in the form of a single lump sum. The normal retirement pension benefit for current members of the SERP is the sum of 0.75 percent of the member’s highest five-year average annual earnings below the integration level plus 1.25 percent of the member’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service, minus the pension benefit payable from the Retirement Plan.
All of the named executive officers were members of the SERP on or before January 1, 2006. For members added to the SERP on or after December 1, 2006, the normal retirement benefit under the SERP will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code over the member’s monthly benefit payable under the Retirement Plan as of the member’s retirement date.
Both retirement plans permit early retirement between age 60 and age 65, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, if a member elects to retire at age 60, he would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.
Actuarial work related to both the Retirement Plan and SERP is performed by Towers Perrin, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. Towers Perrin brokers our property casualty and certain working reinsurance treaties, and we have used Towers Perrin for various projects, including access to catastrophe loss modeling.
Members of the SERP are added to the plan by the committee, acting upon the recommendation of the chief executive officer. Messrs. Stecher, Scherer, and Joseph were added to the SERP effective January 1, 2006 because the benefits they could receive under the Retirement Plan were limited by the application of Section 401(a) and Section 415 of the Internal Revenue Code.
Defined contribution plans. The company also makes available a 401(k) savings plan to all associates and the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for highly compensated associates. The company makes no cash contributions to the 401(k) or top-hat plans. The purpose of the plans is to assist in attracting and retaining associates by providing them a tax-attractive means to save a portion of their earnings to supplement retirement benefits provided by one or both defined

benefit plans. See the narrative discussion following the 2007 Nonqualified Deferred Compensation Plan table, beginning on Page       for more information about the Top Hat Savings Plan.
Perquisites and Other Personal Benefits
Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. The perquisites and personal benefits offered to the named executive officers, and generally to all of the company’s officers, consist of personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and spouse travel to and meals associated with certain business functions. Management is responsible for administering these programs. From time to time, the committee reviews these programs and may recommend changes or additions. The committee reviews the types and level of perquisites offered but does not control directly the actual amounts of named executive officer compensation paid pursuant to these programs.
The committee believes that the level of perquisites and personal benefits we offer our officers is de minimis (totaling no more than $14,263 for any named executive officer in 2007). Because the level of perquisites is low and each perquisite has business value, the committee does not consider them when monitoring total compensation levels.
Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other		Total
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Compensation
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)	($) (3)	($)		($)
John J. Schiff, Jr.	2007	$777,308	$447,037	$74,266	$554,382		$262,699	$5,219		$2,120,911
Chief Executive Officer	2006	775,000	425,750	452	666,042	—	340,695	6,070		2,214,009
Cincinnati Financial Corporation

James E. Benoski	2007	658,882	479,154	248,674	269,872		320,303	9,568		1,986,453
Chief Insurance Officer,	2006	500,709	456,337	452	1,373,420	—	147,682	7,873		2,486,473
President and Chief Operating Officer Cincinnati Financial Corporation

Kenneth W. Stecher	2007	553,963	352,119	75,692	80,988		352,143	9,908		1,424,813
Chief Financial Officer and	2006	445,842	335,351	452	430,095	—	914,825	9,649		2,136,214
Executive Vice President Cincinnati Financial Corporation

Thomas A. Joseph	2007	364,459	274,991	22,770	175,085	—	139,437	12,111	(4)	988,853
Senior Vice President	2006	323,105	261,896	452	208,542	—	459,641	12,742		1,266,378
The Cincinnati Insurance Company

Jacob F. Scherer, Jr.	2007	411,090	380,632	22,770	175,085		139,082	14,263	(5)	1,142,922
Senior Vice President	2006	367,843	362,507	452	208,542	—	415,387	14,565		1,369,296
The Cincinnati Insurance Company

(1)	Amounts shown in this column reflect amounts expensed during the year for stock awards under the Holiday Stock Bonus Plan and restricted stock units under the 2006 Stock Compensation Plan. Awards under the Holiday Stock Bonus Plan are valued at full market value, determined by the average of the high and low sales price on NASDAQ on the date of grant, multiplied by the number of shares. The per share fair market values were $40.39 and $45.24 for the grant dates of November 21, 2007, and November 22, 2006, respectively. There were no awards of restricted stock units in 2006. Assumptions used in the valuation of restricted stock units are disclosed in our 2007 Annual Report on Form 10-K, Part II, Item 8, Note 8, Page . There were no forfeitures of stock or restricted stock unit awards in 2007 or 2006.

(2)	Assumptions used in the valuation of option awards are disclosed in our 2007 Annual Report on Form 10-K, Part II, Item 8, Note 8, Page . There were no forfeitures of option awards during 2007 or 2006.

(3)	Nonqualified deferred compensation earnings are not above-market or preferential.

(4)	Includes $4,623 for expenses associated with spouse travel to business events; $2,118 for premiums paid for a personal umbrella liability insurance policy; $3,281 for executive tax services; premium paid for a life insurance policy; use of a company car; executive health examination; and a safe driver award.

(5)	Includes $3,210 for expenses associated with spouse travel to business events; $2,939 for club dues; $4,568 for personal use of a company car; premiums paid for personal umbrella liability and life insurance policies; executive tax services and a safe driver award.
2007 Grant of Plan-Based Awards (1)

			Estimated Possible			All Other Option
			Payouts Under	Estimated Possible	All Other Stock	Awards: Number of	Exercise or Base
			Non-Equity	Payouts Under	Awards: Number of	Securities	Price of Option	Grant date fair
			Incentive Plan	Equity Incentive	Share of Stock or	Underlying Options	Awards ($/Sh)	value of stock and
Name	Grant Date		Awards	Plan Awards	Units (#) (2)	(#)	(3)	option awards
			Target	Target
			($)	(#)
John J. Schiff, Jr.	1/31/2007	*	$			25,000	$44.79	$269,195
	1/31/2007	**		6,100			40.74	248,514
	3/23/2007	***	400,000
	11/21/2007	****			10			404
James E. Benoski	1/31/2007	*				25,000	44.79	269,195
	1/31/2007	**		6,100			40.74	248,514
	3/23/2007	***	300,000
	11/21/2007	****			10			404
Kenneth W. Stecher	1/31/2007	*				7,500	44.79	80,759
	1/31/2007	**		1,850			40.74	75,369
	3/23/2007	***	150,000
	11/21/2007	****			10			404
Thomas A. Joseph	1/31/2007	*				7,500	44.79	80,759
	1/31/2007	**		1,850			40.74	75,369
	11/21/2007	****			10			404
Jacob F. Scherer, Jr.	1/31/2007	*				7,500	44.79	80,759
	1/31/2007	**		1,850			40.74	75,369
	3/23/2007	***	100,000
	11/21/2007	****			10			404

*	Cincinnati Financial Corporation Stock Option Plan No. VII

**	Cincinnati Financial Corporation 2006 Stock Compensation Plan

***	Cincinnati Financial Corporation 2006 Incentive Compensation Plan

****	Holiday Stock Bonus Plan

(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2007.

(2)	The grant date fair value for shares awarded under the Holiday Stock Bonus Plan is 100 percent of the average of the high and low sales price on NASDAQ on the date of grant, which was $ on November 21, 2007.

(3)	The option exercise price is 100 percent of the average of the high and low sales price on NASDAQ, which was $44.79 on January 31, 2007
“Total compensation” disclosed in the Summary Compensation Table does not reflect compensation actually received by the named executive officer nor decisions made by the compensation committee for any individual named executive officer for any given year. For example, amounts shown for stock awards and option awards reflect the amount expensed by the company in that year, not an amount received by the named executive officer. Similarly, amounts shown for changes in pension value reflect changes in the actuarial present value of benefits under retirement to be distributed in the future, not any amounts received by the named executive officer.
Amounts shown in the Summary Compensation Table for salary, bonus and total compensation include amounts the named executive officer chose not to receive currently, but to save for retirement under the Top Hat Savings Plan. See 2007 Nonqualified Deferred Compensation Plan table, Page       .
Because annual adjustments to base salary are effective the first pay period in December, amounts reflected in the “Salary” column do not exactly match the base salaries set by the committee for the following year. In November 2006, the committee set 2007 base salaries of $775,000 for Mr. Schiff; $656,681 for Mr. Benoski; $552,264 for Mr. Stecher; $363,341 for Mr. Joseph; and $409,829 for Mr. Scherer. In November of 2005, the committee set 2006 base salaries of $775,000 for Mr. Schiff; $429,363 for Mr. Benoski;

$407,807 for Mr. Stecher; $319,752 for Mr. Joseph; and $364,344 for Mr. Scherer. In May 2006, the committee increased the base salaries of Messrs. Benoski and Stecher to $529,363 and $457,807 respectively. See Compensation Practices Summary, Page       for information regarding these salary adjustments.
Mr. Schiff declined increases in his salary or cash bonus in November 2006. See Salary and Annual Bonus,Page      .
The terms of all of the stock-based awards granted in 2007 and prior years provide for immediate vesting upon retirement at normal retirement age or retirement with 35 years of service. Because Messrs. Benoski and Stecher satisfy one or both of these age and service conditions, SFAS 123(R) requires us to expense the full amount of these awards in the year of grant. Accordingly, amounts shown in the Stock Awards and Option Awards columns of the Summary Compensation Table for 2007 for Messrs. Benoski and Stecher reflect the full SFAS 123(R) value of awards granted in 2007. Amounts shown in those columns for 2006 reflect attribution of SFAS 123(R) compensation from unexercised portions of stock-based awards granted in years prior to 2006 as well as the full SFAS 123(R) value of awards granted in that year. For all other named executive officers, amounts shown in these columns reflect the ratable portion of current and past grants of stock-based compensation award expensed during the year.
Amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans. See Retirement Benefits, Page      . Amounts shown in 2006 for Messrs. Stecher, Joseph and Scherer include the total present value of benefits then payable under the SERP because they were first added to the plan effective January 1, 2006.

Outstanding Equity Awards at 2007 Year-End

					Stock Awards (3)
	Option Awards (1)					Equity Incentive
	Number of	Number of			Equity Incentive	Plan Awards:
	Securities	Securities			Plan Awards:	Market or Payout
	Underlying	Underlying			Number of Unearned	Value of Unearned
	Unexercised Options	Unexercised Options			Shares, Units or	Shares, Units or
	(#) Exercisable	(#) Unexercisable	Option Exercise	Option Expiration	Other Rights That	Other Rights That
Name	(2)	(2)	Price ($)	Date	Have Not Vested (#)	Have Not Vested ($)
John J. Schiff, Jr.	115,763		$41.14	1/5/2008		$
	11,025		30.72	8/24/2008
	115,763		30.60	1/27/2009
	25,125		26.95	1/25/2010
	55,125		32.81	1/31/2011
	55,125		34.96	1/28/2012
	55,125		32.45	2/1/2013
	55,125		38.80	1/19/2014
	42,000	21,000	41.62	1/25/2015
	16,667	33,333	45.26	2/2/2016
		25,000	44.79	1/31/2017
					6,100	241,194
James E. Benoski	47,960		26.95	1/25/2010
	55,125		32.81	1/31/2011
	55,125		34.96	1/28/2012
	55,125		32.45	2/1/2013
	55,125		38.80	1/19/2014
	42,000	21,000	41.62	1/25/2015
	16,667	33,333	45.26	2/2/2016
		25,000	44.79	1/31/2017
					6,100	241,194
Kenneth W. Stecher	4,199		38.87	2/7/2008
	1,808		30.72	8/24/2008
	5,513		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	14,000	7,000	41.62	1/25/2015
	5,000	10,000	45.26	2/2/2016
		7,500	44.79	1/31/2017
					1,850	73,149
Thomas A. Joseph	3,308		38.87	2/7/2008
	3,308		30.72	8/24/2008
	5,513		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	14,000	7,000	41.62	1/25/2015
	5,000	10,000	45.26	2/2/2016
		7,500	44.79	1/31/2017
					1,850	73,149
Jacob F. Scherer, Jr.	16,538		38.87	2/7/2008
	11,025		30.72	8/24/2008
	16,538		30.60	1/27/2009
	16,538		26.95	1/25/2010
	16,538		32.81	1/31/2011
	16,538		34.96	1/28/2012
	16,538		32.45	2/1/2013
	16,538		38.80	1/19/2014
	14,000	7,000	41.62	1/25/2015
	5,000	10,000	45.26	2/2/2016
		7,500	44.79	1/31/2017
					1,850	73,149

(1)	Option shares awarded and exercise price have been adjusted to reflect stock splits and stock dividends where applicable

(2)	One-third of each option award vests and becomes exercisable on the first, second, and third anniversaries of the grant provided the associate is continuously employed with the company or its subsidiaries. The vesting date of each option award is listed in the table below by expiration date:

Grant Date	Vesting Dates			Expiration Date
1/5/1998	1/5/1999	1/5/2000	1/5/2001	1/5/2008
2/7/1998	2/7/1999	2/7/2000	2/7/2001	2/7/2008
8/24/1998	8/24/1999	8/24/2000	8/24/2001	8/24/2008
1/27/1999	1/27/2000	1/27/2001	1/27/2002	1/27/2009
1/25/2000	1/25/2001	1/25/2002	1/25/2003	1/25/2010
1/31/2001	1/31/2002	1/31/2003	1/31/2004	1/31/2011
1/28/2002	1/28/2003	1/28/2004	1/28/2005	1/28/2012
2/1/2003	2/1/2004	2/1/2005	2/1/2006	2/1/2013
1/19/2004	1/19/2005	1/19/2006	1/19/2007	1/19/2014
1/25/2005	1/25/2006	1/25/2007	1/25/2008	1/25/2015
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016
1/31/2007	1/31/2008	1/31/2009	1/31/2010	1/31/2017

(3)	The restricted stock unit awards will vest on March 1, 2010, if performance targets are achieved, or upon retirement at age 65 or with 35 years of continuous service.
2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards (1)
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)	Vesting (#)	($)
John J. Schiff, Jr.	—	$—	—	—
James E. Benoski	6,274	35,596	—	—
Kenneth W. Stecher	6,204	73,089	—	—
Thomas A. Joseph	—	—	—	—
Jacob F. Scherer, Jr.	16,538	364,798	—	—

(1)	Prior to 2007 the company made no stock-based awards other than stock options and the Holiday Stock Bonus Plan.
2007 Pension Benefits

		Number of	Present
		Years	Value of
		Credited	Accumulated
Name	Plan Name	Service (#)	Benefit ($) (1) (2)
John J. Schiff, Jr.	Qualified Pension Plan	22	$1,304,764
	Supplemental Retirement Plan	22	1,207,649
James E. Benoski	Qualified Pension Plan	36	1,052,278
	Supplemental Retirement Plan	36	1,077,157
Kenneth W. Stecher	Qualified Pension Plan	40	1,199,392
	Supplemental Retirement Plan	40	1,084,824
Thomas A. Joseph	Qualified Pension Plan	31	901,612
	Supplemental Retirement Plan	31	443,270
Jacob F. Scherer, Jr.	Qualified Pension Plan	24	670,005
	Supplemental Retirement Plan	24	423,511

(1)	Amounts shown were calculated as of December 31, 2007, using the Pension Benefit Guaranty Corporation Immediate Interest Rate published on December 15, 2006, which was 2.75 percent, and the 1982 Group Annuity Mortality Table for males, set back one year.

(2)	Amounts shown for Messrs. Schiff and Benoski reflect action by the Retirement Committee effective January 1, 2000, to transfer the accrued benefit amount of each SERP member to the Retirement Plan as an additional special benefit that will be paid from the tax qualified Retirement Plan. Any additional benefit amounts accrued from the SERP after January 1, 2000, will be paid from the SERP.
See Retirement Benefits, Page      , for details about plans providing retirement benefits to the named executive officers.
As of December 31, 2007, Messrs. Schiff and Stecher are eligible to elect early retirement under the Retirement Plan and the SERP. Mr. Benoski is older than the normal retirement age.
Messrs. Joseph, Scherer, and Stecher became members of the SERP effective January 1, 2006.

2007 Nonqualified Deferred Compensation Plan (1) (2)

	Executive		Aggregate
	contributions	Aggregate	balance at 2007
	in 2007	earnings in 2007	Year End
Name	($) (3)	($)	($) (4)
John J. Schiff, Jr.	$—	$(51,768)	$476,107
James E. Benoski	—	—	—
Kenneth W. Stecher	—	2,372	29,718
Thomas A. Joseph	10,917	2,472	67,556
Jacob F. Scherer, Jr.	42,000	14,664	494,922

(1)	The company does not make contributions to the Top Hat Savings Plan.

(2)	No withdrawals or distributions occurred in 2007.

(3)	The named executive officer’s contributions shown in this column are also reported in the Summary Compensation Table in the salary or bonus columns, and included in the amounts shown for total compensation.

(4)	Of the amounts shown in this column, $4,458, $9,963, $42,000 for Messrs. Stecher, Joseph and Scherer, respectively, were reported in the Summary Compensation Table for 2006.
Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals, including the named executive officers, may elect to defer up to 25 percent of salary and up to 100 percent of any annual cash bonus, provided that the total amount of salary and bonus deferred does not exceed the maximum amount permitted by the Internal Revenue Code, which was $45,000 in 2007. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year and may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.
We do not contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Fifth Third Bank is the third-party administrator of the Top Hat Savings Plan. Under the plan, individuals choose one or more of specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the named executive officer’s account are calculated based on the performance of the applicable investment choice(s) selected by the named executive officer. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.
Distributions from the Top Hat Savings Plan are made as soon as administratively feasible after retirement, other termination of employment or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other termination of employment are not permitted until 180 days after employment terminates. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.
Potential Payments upon Termination or Change of Control
As of December 31, 2007, the only benefit a named executive officer could receive upon any termination of employment, except for retirement, is the balance of a Top Hat Savings Plan account disclosed in the “Aggregated Balance at 2007 Year End” column of the 2007 Nonqualified Deferred Compensation Plan table above. In the case of retirement, named executive officers who are at least 65 years of age additionally could receive vested retirement benefits and accelerated vesting of outstanding stock-based awards, while for retirement at age 60 without 35 years of service a named executive officer could receive a vested early retirement benefit, but no acceleration of outstanding stock-based awards. Named executive officers who retire before reaching 60 years of age but who have achieved 35 years of continuous service or who retire due to total and permanent disability could receive accelerated vesting of outstanding stock-based awards. The following table reflects the values of retirement benefits and the acceleration of vesting of stock options assuming retirement on December 31, 2007.

Potential Payments upon Termination

					Accelerated Vesting of
					Stock-Based
Name	Retirement Plan		SERP		Awards
John J. Schiff, Jr.	$1,287,717	(1)	$1,191,871	(1)	$1,178,804	(2)
James E. Benoski	1,052,278		1,077,157		1,178,804
Kenneth W. Stecher	1,046,543	(1)	946,577	(1)	347,590
Thomas A. Joseph	0		0		347,590	(2)
J.F. Scherer	0		0		347,590	(2)

(1)	Reflects early retirement benefit calculation.

(2)	Could receive accelerated vesting only if retirement was due to permanent total disability
2007 Director Compensation (1)

	Fees Earned or Paid	Stock Awards	All Other Compensation
Name	in Cash ($)	($)(2)	($)(3)		Total ($)
William F. Bahl	$91,500	$60,003	$7,667		$159,170
Gregory T. Bier	87,000	60,003	6,633		153,636
Michael Brown	6,000	6,020	1,337		13,357
Dirk J. Debbink	33,000	33,031	6,837		72,868
Kenneth C. Lichtendahl	49,500	49,527	7,709		106,736
W. Rodney McMullen	84,000	60,003	2,742		146,745
Gretchen W. Price	46,500	46,517	1,330		94,347
Thomas R. Schiff	82,500	60,003	1,584		144,087
John M. Shepherd	9,000	9,030	1,759		19,789
Douglas S. Skidmore	39,000	39,012	4,614		82,626
John F. Steele, Jr.	37,500	37,526	6,245		81,271
Larry R. Webb	55,500	55,508	11,611	(4)	122,619
E. Anthony Woods	88,500	60,003	8,893		157,396

(1)	Directors listed in this table are non-employee directors. Messrs. Schiff and Benoski are directors who are also executive officers of the company. Their compensation as named executive officers is shown in the Summary Compensation Table and supporting tables beginning on Page . They receive no additional compensation for their service as directors.

(2)	Stock awards are valued at full fair market value determined by the average of the high and low sales price on NASDAQ on January 30, 2008, the date of grant, times the number of shares awarded. The per share fair market value on January 30, 2008, was $39.09. The number of shares awarded to each director is reflected below:

Name	Shares Granted (#)	Name	Shares Granted (#)
William F. Bahl	1,535	Thomas R. Schiff	1,535
Gregory T. Bier	1,535	John M. Shepherd	231
Michael Brown	154	Douglas S. Skidmore	998
Dirk J. Debbink	845	John F. Steele, Jr.	960
Kenneth C. Lichtendahl	1,267	Larry R. Webb	1,420
W. Rodney McMullen	1,535	E. Anthony Woods	1,535
Gretchen W. Price	1,190

There were no forfeitures of awards under this plan in 2007.

(3)	For all directors, except Mr. Webb, amounts reflect perquisites in an aggregate amount of less than $10,000 of one or more of the types described in Perquisites and Other Personal Benefits, Page .

(4)	Includes $9,342 for expenses associated with spouse travel to business events and premiums for personal umbrella liability and life insurance policies.
Non-employee directors are paid cash fees of:
•	$4,500 for attendance at each parent or subsidiary company’s board meeting and

•	$1,500 for attendance at each meeting of a parent or subsidiary board committee.
Fees for all meetings in any one day are not to exceed $6,000. Beginning in 2008, non-employee directors also will receive an annual retainer of $50,000. Non-employee directors also are reimbursed for travel expenses incurred in attending meetings. Non-employee directors also receive compensation in the form of common stock under the Cincinnati Financial Corporation 2003 Non-Employee Directors’ Stock Plan (2003 Stock Plan). The purpose of this shareholder-approved plan is to attract and retain the services of experienced and knowledgeable non-employee directors and to strengthen the alignment of interests between the non-employee directors and shareholders. Shares received under the plan assist directors in achieving ownership levels consistent with the recently adopted Director and Officer Stock Ownership

Guidelines. Under the plan, directors receive unrestricted shares of the company’s common stock with a fair market value on the date of grant equal to the cash director’s fees received by such directors during the last calendar year, up to a maximum of $60,000 of cash fees. Awards to individual directors may slightly exceed $60,000 in value as the plan provides for rounding up to whole shares.
The committee grants awards for each director’s prior year’s board service under the 2003 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page      . Amounts shown in the “Stock Awards” column reflect grants awarded under the 2003 Stock Plan at the committee’s meeting on January 30, 2008, based on cash fees earned for board service in 2007.
The company also provides non-employee directors with life insurance, personal umbrella liability insurance and spouse travel and meals to certain business events. See Perquisites and Other Personal Benefits, Page      , for details about these benefits. Amounts contained in the “All Other Compensation” column reflect the aggregate cost of these individual benefits.
The company does not provide non-employee directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.
Conclusion
Shareholder Proposals for Next Year
Any qualified shareholder who wishes to present a proposal for action at the 2009 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 26, 2008, to be included in our proxy statement and proxy for the 2009 Annual Meeting of Shareholders. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2009 annual meeting is not within 30 days of May 3, 2009, the deadline will be a reasonable time before we begin to print and mail the proxy material for the 2009 Annual Meeting of Shareholders. In addition, the proxy solicited by the board for the 2009 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 7, 2009, without the matter having been discussed in such proxy.
Cost of Solicitation
Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Broadridge Financial Solutions Inc. to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred.
Other Business
Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Kenneth W. Stecher

Kenneth W. Stecher
Secretary

March , 2008

CINCINNATI FINANCIAL CORPORATION
P.O. BOX 145496
CINCINNATI, OH 45250-5496

BROADRIDGE FINANCIAL SOLUTIONS, INC.
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717
VOTE BY INTERNET -
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 2, 2008. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cincinnati Financial Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail and the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-XXX-XXXX
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 2, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cincinnati Financial Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
0000 0000 0000

NAME
CINCINNATI FINANCIAL CORP
CINCINNATI FINANCIAL CORP
CINCINNATI FINANCIAL CORP
CINCINNATI FINANCIAL CORP
CINCINNATI FINANCIAL CORP
CINCINNATI FINANCIAL CORP
CINCINNATI FINANCIAL CORP
CINCINNATI FINANCIAL CORP	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CINFI1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINCINNATI FINANCIAL CORPORATION
                    02                    0000000000                    215168026896

A	Election of Directors
1.	The Board of Directors recommends a vote FOR Mr. Larry R. Webb for a term of two years and the other listed nominees for terms of three years.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) Larry R. Webb 02) Kenneth C. Lichtendahl 03) W. Rodney McMullen	04) Thomas R. Schiff 05) John F. Steele, Jr.	☐	☐	☐

B	Other Business
	The Board of Directors recommends a vote FOR the following proposals.	For	Against	Abstain

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2008.	☐	☐	☐

3.	Amending the company’s Code of Regulations to provide express authority for uncertificated shares.	☐	☐	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

	For address changes and/or comments, please check this box and write them on the back where indicated.	☐	BROADRIDGE FINANCIAL SOLUTIONS, INC. INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

123,456,789,012
172062101

Signature (PLEASE SIGN WITHIN BOX)	Date	P44809	Signature (Joint Owners)	Date	78

Proxy - Cincinnati Financial Corporation

This Proxy Is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints John J. Schiff, Jr., James E. Benoski and Kenneth W. Stecher, or any one of them, with power of substitution as proxies and hereby authorizes them to represent and to vote as designated on the reverse side all shares of Cincinnati Financial Corporation held of record on March ___, 2008, at the Annual Meeting of Shareholders to be held on May 3, 2008, or any adjournments thereof.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.
If no directions are given, this proxy will be voted FOR all nominees listed, FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2008, and FOR the amendment to the Code of Regulations.
Number of shares includes those held in your name directly, those in the dividend reinvestment account and those in the Cincinnati Financial Corporation 401(k) plan, if applicable.

Address Changes/Comments:

(if you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)